                                                                      EXHIBIT 4


                        AMENDMENT NO. 5 TO LOAN AGREEMENT

         This is Amendment No. 5 to an Amended and Restated Loan Agreement dated as of June 17, 1996, subsequently amended (the "Loan Agreement"), between The Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I").

         In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration , the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

                             ARTICLE I - DEFINITIONS

         When used herein, the following terms shall have the meanings specified:

1.       Amendment. "Amendment" shall mean this Amendment No. 5 to Loan
         Agreement.

2. Loan Agreement. "Loan Agreement" shall mean the Loan Agreement between M&I and the Company, dated as of September 28, 1990, as Amended and Restated on June 17, 1996, and subsequently amended, together with the Exhibits attached thereto.

3. Other Terms. The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

                             ARTICLE II - AMENDMENTS

         The Loan Agreement is deemed amended as of the date hereof as follows:

4. Article I - Definitions. "Commitment Termination Date." The definition of "Commitment Termination Date" contained in Article I of the Loan Agreement is hereby amended in its entirety to read as follows:

         Commitment Termination Date. "Commitment Termination Date" shall mean the earlier of (a) April 30, 2001 or (b) the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement.

5. Article I - Definitions. "Pound Sterling Commitment Termination Date." The definition of "Pound Sterling Commitment Termination Date" contained in Article I of the Loan Agreement is hereby amended in its entirety to read as follows:

          "Pound Sterling Commitment Termination Date." "Pound Sterling Commitment Termination Date" shall mean the earlier of (a) April 30, 2001 or (b) the date on which the Commitment is terminated pursuant to
         Section 2.13, 2.18 or 7.1 of this Loan Agreement.

6. Article I- Definitions. "Second Term Loan." This section of the Loan Agreement is deleted in its entirety.

7. Article I- Definitions. "Second Term Note." This section of the Loan Agreement is deleted in its entirety.

8. Article I- Definitions. "Term Loan." This section of the Loan Agreement is hereby restated in its entirety as follows:

         Term Loan. "Term Loan" shall mean the term loan made by M&I to the Company on April ___, 1998 pursuant to Section 2.2 of this Loan Agreement.

9. Article I - Definitions. "Term Note." This section of the Loan Agreement is hereby restated in its entirety as follows:

         Term Note. "Term Note" shall mean the business note dated April 28, 1998, from the Company to M&I evidencing the Term Loan in the original principal amount of Six Million and 00/100 Dollars ($6,000,000.00), together with all extensions, renewals, amendments, modifications and refinancings thereof.

10. 2.2 Term Loan. This section of the Loan Agreement is hereby restated in its entirety as follows:

         2.2 Term Loan. On April 28, 1998, M&I shall make the Term Loan to the Company in the original principal amount of $6,000,000.00, which Term Loan shall be evidenced by the Term Note. The Term Loan shall mature on April 28, 2003 and shall bear interest as set forth in the Term Note.

11. 2.3 Second Term Loan (a), (b) and (c). These sections of the Loan Agreement are deleted in their entirety.

12. Revolving Business Note. Section 2.4 of Amendment No. 4 to Loan Agreement dated October 7, 1997, is deleted in its entirety upon closing and funding of the Term Loan, at which time all loans which are outstanding evidenced by the Revolving Business Note dated October 7, 1997, in the original principal amount of $4,000,000 shall be evidenced by the Term Note.

13. 2.8 Payments. Subsection (d). This section of the Loan Agreement is deleted in its entirety.

14. 6.6 Consolidated Debt to Worth Ratio. This section of the Loan Agreement is restated in its entirety as follows:

        6.6 Consolidated Debt to Worth Ratio. Maintain at all times a Consolidated Debt to Worth Ratio of not more than 2.35:1.00.

15. 6.7 Consolidated Tangible Net Worth. This section of the Loan Agreement is restated in its entirety as follows:

        6.7 Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least $25,000,000.00 at
        January 1, 1998 through December 30, 1998 which Consolidated Tangible Net Worth requirement shall increase annually on December 31 of each year, commencing December 31, 1998 by (a) an amount equal to 60% of the consolidated net income, as shown on the audited financial statements of the Company and its Subsidiaries for the fiscal year ending on such December 31, (but not less than zero) plus (b) an amount equal to 75% of any other increase in equity for such fiscal year.

                 ARTICLE III - REPRESENTATIONS AND WARRANTIES

        The Company hereby represents and warrants to M&I that:

16. Loan Agreement. All of the representations and warranties made by the Company in the Loan Agreement are true and correct on the date of this Amendment. No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

17. Authorization; Enforceability. The making, execution and delivery of this Amendment and the Term Note, and performance of and compliance with the terms of the Loan Agreement as amended, have been duly authorized by all necessary corporate action by the Company. This Amendment and the Term Note are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

18. Absence of Conflicting Obligations. The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement as amended, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                          ARTICLE IV - MISCELLANEOUS

19. Continuance of Loan Agreement, the Notes and the Security Agreement. Except as specifically amended by this Amendment, the Loan Agreement, the Notes and the Security Agreement shall remain in full force and effect.

20. Survival. all agreements, representations and warrants made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

21. Governing Law. This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

22. Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in the Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

23. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions in any other jurisdiction.

        In witness whereof, the parties hereto have executed this Amendment No.5 to Loan Agreement as of this 28th day of April, 1998.

M&I Marshall & Ilsley Bank (SEAL)               The Oilgear Company (SEAL)


By:/s/ Kathleen T. Coleman                      By:/s/Thomas J. Price
   ---------------------------                     --------------------------
Title:Vice President                            Title:V.P. Finance & Corporate
      ------------------------
                                                      Secretary
                                                      ------------------------
By:/s/Mark R. Hogan
  ----------------------------
Title:Senior Vice President
     -------------------------